Press Release
Banc of California Announces Executive Promotions and a Retirement
Company Release – 12/19/2022

SANTA ANA, Calif.--(BUSINESS WIRE)--Banc of California, Inc. (NYSE: BANC) (the “Company”), the holding company for Banc of California, N.A. (the “Bank”), today announced the promotions of several senior executives effective January 1, 2023. The Company also announced the retirement of Lynn Sullivan as the Company’s Executive Vice President and Chief Risk Officer, effective as of year-end, following a distinguished career in banking and exceptional service to the Bank. Ms. Sullivan will serve as a consultant to the Bank for a six-month transition period.

“On behalf of the Board of Directors and the entire Banc of California team, I would like to express my gratitude to Lynn for her invaluable contributions to the Bank over the past four years. We wish her every success in her retirement from banking,” said Jared Wolff, the Company’s President and CEO. “I am also delighted to share the promotions of four current leaders of our organization in recognition of their exceptional performance. These leaders have and will continue to play instrumental roles in the growth of our Company.”

The executive promotions announced by the Company are as follows:
•John Sotoodeh, Chief Operating Officer of the Bank, has been promoted to Chief Operating Officer of the Company and the Bank. In his role as COO of the Company, Mr. Sotoodeh will oversee a broad range of services across the Company, including our operations, technology and payments platforms, along with other key strategic initiatives.
•Hamid Hussain, President of Commercial and Real Estate Banking, has been promoted to President of the Bank. In his new role, Mr. Hussain will have responsibility for the overall strategy, goals and execution of the Bank’s client-facing teams outside the retail branches, expanding our client-base and growing loan and deposit relationships.
•Ido Dotan, General Counsel of the Company and the Bank, has been promoted to Chief Administrative Officer of the Company and the Bank, in addition to his role as General Counsel. Mr. Dotan’s expanded responsibilities will include implementing and facilitating organizational efficiency and coordination across all administrative areas of the Bank.
•Olivia Lindsay, Deputy Chief Risk Officer, has been promoted to Chief Risk Officer of the Company and the Bank upon Ms. Sullivan’s retirement. In her new role as CRO, Ms. Lindsay will oversee the Enterprise Risk Management organization and have responsibility for the Bank’s BSA, AML and overarching risk program.

About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with $9.4 billion in assets at September 30, 2022 and one wholly-owned banking subsidiary, Banc of California, N.A. (the Bank). The Bank has 34 offices including 28 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California, and full stack payment processing solutions through our subsidiary Deepstack Technologies. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and to building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.

Contacts
Investor Relations Inquiries:
Banc of California, Inc.
(855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599